UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2011

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Independent Drive, Suite 114 Jacksonville, Florida		32202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (904)-598-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosures.

On March 9, 2011, Regency Centers Corporation (the “Company”) physically settled its forward sale agreements dated December 4, 2009 (the “Forward Sale Agreements”) with each of JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association (collectively, the “Forward Purchasers”) by delivering an aggregate of 8,000,000 shares of the Company’s common stock. Upon physical settlement of the Forward Sale Agreements, the Company received net proceeds of approximately $215,368,000, after deducting the underwriters’ discount and before deducting estimated offering expenses.

As previously announced, on December 4, 2009, the Company priced an offering of its common stock, par value $0.01 per share (the “Offering”). In connection with the Offering, the Company entered into the Forward Sale Agreements and an underwriting agreement dated December 4, 2009 (the “Underwriting Agreement”) by and among the Company, the Forward Purchasers, the Forward Sellers (as defined therein) and J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Forward Sellers borrowed and sold to the Underwriters an aggregate of 8,000,000 shares of the Company’s common stock on December 9, 2009. The Forward Sale Agreements relate to the forward sale by the Company of a number of shares of common stock equal to the number of shares of common stock borrowed and sold by each Forward Seller pursuant to the Underwriting Agreement.

The Offering is described in the prospectus supplement of the Company, dated December 4, 2009, together with the related prospectus dated April 17, 2009. The description of the Underwriting Agreement and the Forward Sale Agreements set forth above is qualified in its entirety by reference to the Underwriting Agreement and the Forward Sale Agreements, which are filed as Exhibits 1.1, 4.1 and 4.2 respectively, to the Company’s Current Report on Form 8-K filed on December 8, 2009.

The information in this item shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any disclosure document relating to the Company, except to the extent, if any, expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION
(registrant)

March 9, 2011	By:	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President
Finance and Principal Accounting Officer